As filed with the Securities and Exchange Commission on December 27, 2004

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-103565)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ARTISAN COMPONENTS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	77-0278185
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

141 Caspian Court

Sunnyvale, California 94089-1013

(408) 734-5600

(Address of Principal Executive Offices) (Zip Code)

NurLogic Design, Inc. 1997 Stock Incentive Plan

NurLogic Design, Inc. 2000 Stock Incentive Plan

NurLogic Design, Inc. Options Granted Outside of Incentive Stock Plans

(Full Title of the Plan)

Mark R. Templeton

President and Chief Executive Officer

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, California 94089-1013

(408) 734-5600

(Name and Address of Agent for Service)

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John Amorosi, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000	Robert P. Latta, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-103565) (the “Registration Statement”) of Artisan Components, Inc., a Delaware Corporation (“Artisan”), pertaining to the registration of 818,522 shares of Artisan common stock, par value $0.001 per share (“Artisan Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on March 3, 2003.

ARM Holding plc, a public limited company organized under the laws of England (“ARM”), Salt Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ARM (“Merger Sub”), and Artisan entered into an Agreement and Plan of Merger dated as of August 22, 2004 (the “Merger Agreement”), pursuant to which, among other things, Artisan would be merged with and into Merger Sub, and each outstanding share of Artisan Common Stock would be converted into the right to receive, on average, $9.60 in cash and 4.41 ARM American depositary shares (or 13.23 ARM ordinary shares), and cash in lieu of any fractional shares (these actions are collectively referred to as the “Merger”).

On December 23, 2004, ARM held an extraordinary general meeting at which ARM shareholders approved, among other things, an increase in ARM’s outstanding share capital in connection with the Merger. On December 23, 2004, Artisan held a special meeting of stockholders at which Artisan stockholders adopted the Merger Agreement. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on December 23, 2004 (the “Effective Time”).

As a result of the Merger, Artisan has terminated all offerings of Artisan Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Artisan in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Artisan Common Stock which remain unsold at the termination of the offering, Artisan hereby removes from registration all shares of Artisan Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December 27, 2004.

ARTISAN COMPONENTS, INC.

By:	/s/ Mark R. Templeton
Name:	Mark R. Templeton
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on December 27, 2004 in the capacities indicated.

Signature	Title
/s/ Mark R. Templeton (Mark R. Templeton)	President and Chief Executive Officer (Principal Executive Officer)

/s/ Joy E. Leo (Joy E. Leo)	Vice President, Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary

/s/ Warren East (Warren East)	Director

/s/ Jerald Ardizzone (Jerald Ardizzone)	Director